Exhibit 5.1

May 19, 2021

Versus Systems Inc.

6701 Center Drive West, Suite 480

Los Angeles, CA 90445

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Versus Systems Inc., a British Columbia corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 2,007,286 common shares of the Company, no par value per share (the “Shares”), to be issued in connection with the Company’s 2017 Stock Option Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Company’s Certificate of Amalgamation, Certificate of Name Change, Notice of Articles and Articles, as currently in effect, and (b) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Based upon such examination, it is our opinion that the Shares have been duly and validly authorized and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the Province of British Columbia, and our opinion is expressed only with respect to the laws of the Province of British Columbia. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligations to advise you of any change in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP